UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Longview Fibre Company

(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Longview Fibre Company on April 27, 2006:

FOR IMMEDIATE RELEASE

LONGVIEW FIBRE COMPANY COMMENTS ON

OBSIDIAN/CAMPBELL'S MOST RECENT STATEMENT

LONGVIEW, Wash., April 27, 2006 – Longview Fibre Company (NYSE: LFB) today commented on the latest announcement from Obsidian Finance Group, LLC and The Campbell Group, LLC (Obsidian/Campbell):

“This is yet another attempt by Obsidian/Campbell to spread misinformation and generate attention for their highly conditional proposal which undervalues Longview Fibre and its high quality timber assets. We believe these publicity tactics continue to underscore the weakness of their proposal. Our Board and management are confident in our ability to unlock the intrinsic value of Longview Fibre through the completion of our previously announced REIT conversion and the implementation of management’s improved operating plan.”

The Company acknowledged that it today received a request from Obsidian for the Company’s shareholder list and related information. The Company will respond appropriately and in a timely manner.

On April 17, 2006, the Company announced that its Board of Directors, after careful consideration, unanimously rejected the Obsidian/Campbell proposal and determined that completing the REIT conversion and implementing the improved operating plan is in the best interests of the Company and its shareholders.

Certain Information Regarding Participants

Longview Fibre Company’s directors and certain of its executive officers, as well as Longview Fibre Company, may be deemed to be participants in any solicitation of Longview Fibre Company’s shareholders in opposition to any solicitation conducted by Obsidian Finance Group, LLC and/or The Campbell Group, LLC or any of their affiliates. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Longview Fibre Company’s proxy statement for the company’s 2006 annual meeting of shareholders, filed with the SEC on February 27, 2006 on Schedule 14A. A copy of that proxy statement may be obtained free of charge on the Securities and Exchange Commission’s Web site at http://www.sec.gov, through the link to Longview Fibre Company’s SEC filings on the company’s Web site at http://www.longfibre.com or by directing a request to L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

Important Information

In connection with any solicitation of Longview Fibre Company’s shareholders by Obsidian Finance Group, LLC and/or The Campbell Group, LLC or any of their affiliates, Longview Fibre Company may file a proxy statement and/or other soliciting materials and other relevant documents with the SEC. Shareholders should read any such proxy statement, other soliciting materials or other relevant documents when and if they become available, because they will contain important information. Shareholders may obtain copies of such documents (when and if they become available) free of charge on the SEC’s Web site at http://www.sec.gov, through the link to Longview Fibre Company’s SEC filings on the company’s Web site at http://www.longfibre.com or by directing a request to L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Contacts

L. J. McLaughlin

Senior Vice President-Finance

Phone: (360) 425-1550

Joele Frank / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

Phone: (212) 355-4449

Email: ebrielmann@joelefrank.com